Exhibit 99.2

Contact:	Scott Meyerhoff
Goldleaf Financial Solutions, Inc.
678-728-4464

Goldleaf Announces Third Quarter Results;
Revenue Growth of 52%

Brentwood, Tenn. (November 13, 2006) — Goldleaf Financial Solutions, Inc. (NASDAQ:GFSI), a leading provider of a suite of technology-based products and services to community financial institutions, today reported financial results for the three and nine months ended September 30, 2006.

For the quarter ended September 30, 2006, revenues increased 51.8 percent to $14.5 million from $9.6 million in the third quarter of 2005.  Operating income totaled $1.1 million for the third quarter of 2006 compared with $1.2 million for the third quarter of 2005.  Operating income in the third quarter of 2006 includes a $180,000 charge for stock compensation expense.  Net loss available to common shareholders after preferred dividends totaled $(427,000), or $(0.13) per diluted share, in the third quarter of 2006, versus net income available to common shareholders after preferred dividends of $137,000, or $0.05 per diluted share, in the third quarter of 2005.

For the nine months ended September 30, 2006, revenues increased 47.4 percent to $41.6 million from $28.3 million for the same period of 2005. Operating income totaled $2.2 million for the nine months ended September 30, 2006 compared to $3.0 million for the first nine months of 2005. Operating income for the nine months in 2006 included $520,000 for stock compensation.  Net loss available to common shareholders after preferred dividends totaled $(1.8) million, or $(0.57) per diluted share, for the nine months ended September 30, 2006, versus net income available to common shareholders after preferred dividends of $101,000, or $0.03 per diluted share for the same period of 2005.

EBITDA is a non-GAAP financial measurement calculated as earnings before interest, taxes, depreciation and amortization.  EBITDA increased 39.0 percent to $2.3 million for the third quarter of 2006 from $1.7 million in the third quarter of 2005 and increased 23.3 percent to $5.6 million for the first nine months of 2006 from $4.5 million for the first nine months of 2005.  Additionally, internal revenue growth for the third quarter of 2006 totaled 15.9 percent.  See page 4 for a reconciliation of GAAP and non-GAAP results.

Goldleaf CEO Lynn Boggs, said, “Goldleaf posted impressive revenue growth in the third quarter.  We attribute that to our acquisitions and to strong internal growth across our ACH and remote capture offerings.  Our operating results, coupled with the successful completion of the Company’s $63.0 million secondary offering help solidify our financial position.  The Company will continue to focus on direct sales and will enhance those efforts with indirect partnerships and reseller agreements that will bolster our future outlook.”

Third Quarter Highlights and Subsequent Activities
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Executed reseller agreements with industry leaders, including Digital Insight, RDSI, Beacon Software and RSA Securities.  In the fourth quarter, the Company will continue to focus on its reseller agreements to extend the depth of capabilities in the financial industry;

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In the third quarter, the Company began the process of repositioning its common stock starting with a one-for-five reverse stock split that coincided with the commencement of trading its stock on the NASDAQ Global Markets;

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GFSI Reports Third Quarter Results

November 13, 2006

•	The completion of Goldleaf’s secondary offering which raised proceeds of approximately $63.0 million; and

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Eliminating all of its outstanding Series A and Series C Preferred Stock and related warrants, as well as initiating the process to redeem its outstanding Series B Preferred Stock in the fourth quarter.

2006 and 2007 Business Outlook
The following is forward-looking and the actual results may differ materially.  The Company’s outlook includes the effect of all acquisitions completed to date.  Further, this outlook does not give effect to any additional potential mergers or acquisitions that may be consummated.

The Company reaffirms its outlook for 2006 and expects to achieve revenues for the full year 2006 in a range of $56.0 million to $59.0 million, EBITDA for the full year 2006 in a range of $7.5 million to $8.8 million, and internal revenue growth for the full year 2006 in a range of 9 percent to 12 percent.

The Company expects to achieve revenues for the full year 2007 in a range between $63.0 and $65.0 million, EBITDA for the full year 2007 in a range of $11.0 million to $13.0 million, and internal revenue growth for 2007 in a range of 10 percent to 13 percent.

Goldleaf will be hosting a conference call to discuss its 2006 third-quarter results this afternoon at 5:00 p.m. Eastern time.  The live broadcast of Goldleaf’s third-quarter conference call will be available online at www.goldleaf.com under the Investor Relations tab and at www.earnings.com. An online replay will be available for 30 days using the same links.

About Goldleaf Financial Solutions, Inc.
Goldleaf Financial Solutions, Inc. offers a comprehensive package of advanced technology-based solutions specifically designed for community financial institutions.  The Company’s solutions include core data processing, item processing and check imaging, ACH origination and processing, remote check capture and deposit processing, accounts receivable financing solutions, teller automation systems, turn-key leasing solutions, financial institution website design and hosting, and retail inventory management.  Goldleaf’s suite of products and services allow financial institutions and their small-to-medium sized business customers to better compete in today’s aggressive financial services marketplace, and grow their trusted financial relationships, while providing increased profitability through the efficient use of technology and an expanded community presence.

For more information about Goldleaf Financial Solutions, or its line of products for financial institutions, please visit www.goldleaf.com.

Certain statements made in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results or performance to materially differ from any future results or performance expressed or implied by such forward-looking statements. These statements involve risks and uncertainties, including, without limitation, risks and uncertainties associated with the Company’s ability to identify, complete or integrate acquisitions, achieve anticipated financial performance, or achieve its growth plans. These risks and uncertainties are in addition to other factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission, including the section entitled “Risk Factors” in its annual report on Form 10-K for the year ended December 31, 2005. The Company cautions investors that any forward-looking statements made by the Company are not necessarily indicative of future performance. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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GFSI Reports Third Quarter Results

November 13, 2006

GOLDLEAF FINANCIAL SOLUTIONS, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED FINANCIAL HIGHLIGHTS

	Three Months Ended September 30		Nine Months Ended September 30

(in thousands, except per share data)	2006	2005	2006	2005

REVENUES:
Financial institution service fees	$11,160	$7,309	$32,680	$21,484
Retail inventory management services	2,025	2,176	6,148	6,571
Other products and services	1,326	69	2,812	199

Total revenues	14,511	9,554	41,640	28,254

COST OF REVENUES:
Financial institution service fees	2,694	791	7,040	1,959
Retail inventory management services	210	245	693	770

Gross profit	11,607	8,518	33,907	25,525
OPERATING EXPENSES:
General and administrative	5,085	2,867	14,710	8,841
Selling and marketing	4,390	4,322	14,233	13,194
Research and development	349	69	840	197
Amortization	647	82	1,746	245
Other operating (income) expense, net	9	(11)	133	8

Total operating expenses	10,480	7,329	31,662	22,485

OPERATING INCOME	1,127	1,189	2,245	3,040
INTEREST EXPENSE, NET	(871)	(79)	(2,443)	(219)

INCOME (LOSS) BEFORE INCOME TAXES	256	1,110	(198)	2,821
Income tax provision (benefit)	100	433	(77)	1,100

NET INCOME (LOSS)	156	677	(121)	1,721
Preferred stock dividends	583	540	1,700	1,620

NET LOSS AVAILABLE TO COMMON SHAREHOLDERS	$(427)	$137	$(1,821)	$101

LOSS PER SHARE:
Basic	$(0.13)	$0.05	$(0.57)	$0.03

Diluted	$(0.13)	$0.05	$(0.57)	$0.03

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	3,163	2,951	3,157	2,933

Diluted	3,163	3,002	3,157	2,999

	As of

(in thousands)	September 30, 2006	Dec. 31, 2005

Balance Sheet Highlights:
Cash and Cash equivalents	$1,923	$137
Working capital (deficit)	(8,419)	2,249
Total assets	77,963	36,557
Long-term debt, net of current portion and net of discount of $1,491 at December 31, 2005	9,750	8,509
Capital lease obligations, net of current portion	1,059	—
Non-recourse lease notes payable, net of current portion	3,825	4,056
Series C redeemable preferred stock, net of discount of $1,340	8,735	—
Stockholders’ equity	17,559	16,853

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GFSI Reports Third Quarter Results

November 13, 2006

GOLDLEAF FINANCIAL SOLUTIONS, INC.
RECONCILIATION OF REPORTED NET LOSS (INCOME) TO EBITDA

EBITDA is a non-GAAP financial measure.  GAAP means generally accepted accounting principles in the United States.  EBITDA is defined as GAAP net income plus interest expense, income taxes, depreciation and amortization less interest earned.  We have provided EBITDA because we believe it is a commonly used measure of financial performance in comparable companies and because we believe it will help investors and analysts evaluate companies on a consistent basis, as well as enhance an understanding of our operating results.  Our management uses EBITDA:

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as a measurement of operating performance because it assists us in comparing our operating performance on a consistent basis, given that it removes the effect of items not directly resulting from our core operations;

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for planning purposes, including the preparation of our internal annual operating budget and the calculation of our ability to borrow under our credit facility (with further adjustments as required under the terms of our credit facility);

•	to allocate resources to enhance the financial performance of our business;

•	to evaluate the effectiveness of our operational strategies; and

•	to evaluate our capacity to fund capital expenditures and expand our business.

Other companies may calculate EBITDA differently than we do. In addition, EBITDA:

•	does not represent net income or cash flows from operating activities as defined by GAAP;

•	is not necessarily indicative of cash available to fund our cash flow needs; and

•	should not be considered as an alternative to net income, income from operations, cash provided by operating activities or our other financial information as determined under GAAP.

Reconciliations of net (loss) income available to common shareholders to EBITDA are as follows:

	Three Months Ended September 30		Nine Months Ended September 30

(in thousands)	2006	2005	2006	2005

Net (loss) income	$156	$677	$(121)	$1,721
Add back (deduct):
Interest expense, net	871	79	2,443	219
(Benefit) provision for income taxes	100	433	(77)	1,100
Depreciation and amortization	1,206	489	3,357	1,504

EBITDA	$2,333	$1,678	$5,602	$4,544

NOTE:  In calculating EBITDA, we do not add non-cash stock compensation expense to net income (loss) available to common shareholders. We recorded $180,000 and $520,000 in non-cash stock-based compensation expense for the three and nine month periods ended September 30, 2006, respectively. We did not record any non-cash stock-based compensation expense for the comparable periods of 2005.

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